Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Plymouth Industrial REIT, Inc. on Form S-3 (File No. 333-226438) and Form S-8 (File No. 333-218735) of our report dated March 7, 2019, with respect to our audits of the consolidated financial statements and schedule of real estate properties and accumulated depreciation of Plymouth Industrial REIT, Inc. as of December 31, 2018 and 2017 and for the years then ended, which report is included in this Annual Report on Form 10-K of Plymouth Industrial REIT, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

March 7, 2019